NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Results for First Quarter 2020 and Declares Quarterly Dividend
BIRMINGHAM, AL – (BUSINESSWIRE) – May 7, 2020 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three months ended March 31, 2020:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended March 31
($ in thousands, except per share data)	2020	2019	% Change
Revenues
Gross premiums written*	$262,442	$279,826	(6.2%)
Net premiums written	$232,217	$245,742	(5.5%)
Net premiums earned	$203,855	$208,149	(2.1%)
Net investment income	$20,830	$22,818	(8.7%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(1,562)	$(810)	(92.8%)
Net realized investment gains (losses)	$(28,673)	$36,623	(178.3%)
Other income (expense)*	$2,251	$2,095	7.4%
Total revenues*	$196,701	$268,875	(26.8%)
Expenses
Net losses and loss adjustment expenses	$164,832	$159,755	3.2%
Underwriting, policy acquisition and operating expenses*	$62,056	$61,392	1.1%
SPC U.S. federal income tax expense	$222	$—	nm
SPC dividend expense (income)	$(508)	$4,787	(110.6%)
Total expenses*	$230,731	$230,264	0.2%
Income tax expense (benefit)	$(12,076)	$6,961	(273.5%)
Net income (loss)	$(21,954)	$31,650	(169.4%)
Non-GAAP operating income (loss)	$(1,146)	$4,163	(127.5%)
Weighted average number of common shares outstanding
Basic	53,808	53,683	0.2%
Diluted	53,885	53,808	0.1%
Earnings (loss) per share
Net income (loss) per diluted share	$(0.41)	$0.59	(169.5%)
Non-GAAP operating income (loss) per diluted share	$(0.02)	$0.08	(125.0%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 12 of the Notes to Condensed Consolidated Financial Statements in the March 31, 2020 Form 10-Q for amounts by line item.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.

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CONSOLIDATED KEY RATIOS
	Three Months Ended March 31
	2020	2019
Current accident year net loss ratio	83.8%	81.7%
Effect of prior accident years’ reserve development	(2.9%)	(4.9%)
Net loss ratio	80.9%	76.8%
Expense ratio	30.4%	29.5%
Combined ratio	111.3%	106.3%
Operating ratio	101.1%	95.3%
Return on equity*	(6.0%)	8.2%
* Quarterly computations of ROE are annualized

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Management Commentary
A company as close to our country’s working professionals as ours cannot help but feel a range of emotions when observing the impacts of the COVID-19 virus. Every day, we see the difficulties facing our customers as they adapt to the conditions forced upon our hospitals, our businesses, and even our homes. We share their concerns, and our hearts go out to all those affected by the pandemic.
At the same time, every day we see examples of heroism, particularly from healthcare professionals and first responders as they put their health and safety at risk to serve their communities. Our healthcare system is being tested in a way we have never seen before, and yet they show up day after day to serve others. It is truly inspiring, and we are grateful for the opportunity to support them and our communities in what ways we can - to date, we have made a number of substantial grants to support COVID-19 relief from funds previously set aside in the ProAssurance Corporation Fund at the Community Foundation of Greater Birmingham. Recipients of the grants include:
•UAB School of Medicine COVID-19 Clinical and Laboratory Research Fund
•United Way of Central Alabama Community Crisis Fund
•United Way of Greater Nashville
•United Way of Lancaster, PA
•Community Foundation of Greater Birmingham COVID-19 Response Fund
•Birmingham YMCA (providing daycare services for emergency responders and healthcare workers)
I also extend my tremendous gratitude to all ProAssurance employees. In just one week, 95% of our workforce across the country made the change to begin working from home. The transition proceeded smoothly, and I am incredibly proud of their response in keeping ProAssurance up and running despite the disruption to their daily lives. Many of our employees have children and are serving simultaneously as employee, spouse, teacher, and daycare service while dealing with the uncertainty introduced by the COVID-19 virus. Their dedication is nothing short of extraordinary, and as a result, ProAssurance has experienced minimal interruption to our operations and continues unabated in our mission to Protect Others.
COVID-19 was declared a pandemic near the end of the first quarter, and therefore the effects of the virus on our operating results were largely isolated to the last few weeks of March. However, the shock to the global financial system had an immediate impact on our investment portfolio, resulting in steep declines in mark-to-market values of our equities investments.
Outside of our investments’ performance, results for the first quarter reflected the continued challenges in the healthcare professional liability market and the intense competition in workers’ compensation insurance. While we are confident that the strategic initiatives announced in February will add value to the company and provide attractive returns for investors, the broad effects of the COVID-19 virus in the property and casualty industry will ripple through our results for the rest of 2020, and possibly beyond.
ProAssurance has a long history of returning capital to shareholders through dividends. Given our current earnings profile, the effects that underlying conditions in the broader insurance marketplace continue to have on our results, and the uncertainties introduced by the COVID-19 pandemic, we are making the decision to reduce our quarterly dividend from $0.31 per share to $0.05 per share, beginning with the dividend declared today by our Board of Directors. The cash dividend will be payable on July 8, 2020 to shareholders of record as of June 11, 2020.
These are extraordinary times, but we are blessed to insure and employ extraordinary people. I have every confidence that ProAssurance, our customers, distribution partners, employees, and shareholders will emerge stronger on the other side of this crisis.
-Ned Rand
President & Chief Executive Officer

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Key Takeaways - First Quarter 2020

•	For the first quarter of 2020, we reported a net loss of $22.0 million, or $0.41 per share, and an operating loss of $1.1 million, or $0.02 per share.

•	Consolidated gross premiums written in the first quarter of 2020 were $262.4 million, a decrease of $17.4 million, or 6.2%, from the same quarter in 2019.

•
Consolidated net premiums earned for the quarter decreased $4.3 million, or 2.1%, from the year-ago quarter to $203.9 million, driven by decreases in net premiums earned in our Specialty Property & Casualty, Workers’ Compensation Insurance, and Segregated Portfolio Cell Reinsurance (“SPCR”) segments, partially offset by an increase in net premiums earned in our Lloyd’s Syndicates segment.

•
Net favorable reserve development recognized in the first quarter was $6.0 million, $4.3 million lower quarter-over-quarter. The decrease is primarily attributable to our Specialty P&C segment given elevated loss severity in the broader healthcare professional liability (“HCPL”) industry, including our excess and surplus lines of business, and uncertainties around the impact the COVID-19 pandemic will have on variables such as premium volume, claims frequency and severity, historical paid and incurred loss trends, general economic and social trends, inflation, and the legal and political environment.

•
Our consolidated underwriting expense ratio was 30.4%, a quarter-over-quarter increase of approximately 0.9 percentage points primarily due to lower consolidated net premiums earned, as described above. Additionally, the increase in our consolidated underwriting expense ratio reflected an increase in operating expenses in our Specialty P&C segment driven by $1.4 million of one-time expenses primarily related to the restructuring of our HCPL field office organization, and, to a lesser extent, an increase in operating expenses in our Workers’ Compensation Insurance segment primarily due to costs related to technology enhancements.

•
Our consolidated current accident year net loss ratio was 83.8%, a quarter-over-quarter increase of 2.1 percentage points driven by increases in our Lloyd’s Syndicates, Workers’ Compensation Insurance, and Specialty P&C segments. The higher current accident year net loss ratio in our Specialty P&C segment reflected higher severity trends in our HCPL book of business, particularly in our healthcare facilities and excess and surplus lines. After accounting for the effect of prior accident years’ reserve development of 2.9%, our consolidated net loss ratio for the first quarter was 80.9%.

•	The increases to our consolidated underwriting expense and net loss ratios during the first quarter of 2020 resulted in a consolidated combined ratio of 111.3%.

•
Net realized investment losses were $28.7 million, primarily due to changes in fair value of our equity portfolio and convertible securities attributable to the recent disruptions in the global financial markets related to COVID-19.

•
Our consolidated net investment result was $19.3 million in the first quarter of 2020, down $2.7 million from the year-ago period, primarily driven by a decrease in our allocation to equities and partial reinvestment in fixed maturities, as well as lower overall investment balances as compared to the prior-year period.

•	We recognized an income tax benefit of $12.1 million for the first quarter of 2020 as compared to income tax expense of $7.0 million in the same quarter of 2019.

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Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended March 31
($ in thousands, except per share data)	2020	2019
Net income (loss)	$(21,954)	$31,650
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	28,673	(36,623)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	(2,498)	1,741
Guaranty fund assessments (recoupments)	(2)	88
Pre-tax effect of exclusions	26,173	(34,794)
Tax effect, 21% (2)	(5,365)	7,307
After-tax effect of exclusions	20,808	(27,487)
Non-GAAP operating income (loss)	$(1,146)	$4,163
Per diluted common share:
Net income (loss)	$(0.41)	$0.59
Effect of exclusions	0.39	(0.51)
Non-GAAP operating income (loss) per diluted common share	$(0.02)	$0.08
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC operating results, including any realized gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Our effective tax rate for the respective periods was applied to these items in calculating net income (loss), excluding net realized investment gains (losses) and related adjustments. Net realized investment gains (losses) in our Corporate segment are discrete items and are tax affected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net realized investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net realized investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net realized investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our March 31, 2020 Form 10-Q filed on May 7, 2020.

BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	March 31, 2020	December 31, 2019
Total investments	$3,241,153	$3,390,409
Total assets	$4,730,850	$4,805,599
Total liabilities	$3,303,341	$3,293,686
Common shares (par value $0.01)	$632	$631
Retained earnings	$1,463,017	$1,505,738
Treasury shares	$(415,962)	$(415,962)
Shareholders’ equity	$1,427,509	$1,511,913
Book value per share	$26.51	$28.11

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Capital Management
We have not repurchased any shares of our stock in 2020 or 2019. As of May 1, 2020, approximately $110 million remains available in our Board-authorized stock repurchase program. In March 2020, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on April 15, 2020. In addition, on May 7, 2020 our Board of Directors declared a regular dividend of $0.05 per share, payable on July 8, 2020 to shareholders of record as of June 11, 2020.
Conference Call Information
ProAssurance management will discuss first quarter 2020 results during a conference call at 10:00 a.m. ET on Friday, May 8, 2020. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145 (international); no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least May 8, 2021 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088 (international), using access code 10141808. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for thirteen consecutive years. ProAssurance Group is rated “A” (Excellent) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Gross premiums written	$155,381	$166,431	(6.6%)
Net premiums written	$131,255	$140,657	(6.7%)

Net premiums earned	$120,359	$124,067	(3.0%)
Other income	1,698	1,209	40.4%
Total revenues	122,057	125,276	(2.6%)

Net losses and loss adjustment expenses	(110,931)	(107,658)	3.0%
Underwriting, policy acquisition and operating expenses	(29,585)	(29,615)	(0.1%)
Total expenses	(140,516)	(137,273)	2.4%
Segment operating results	$(18,459)	$(11,997)	(53.9%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended March 31
	2020	2019
Current accident year net loss ratio	94.2%	93.1%
Effect of prior accident years’ reserve development	(2.0%)	(6.3%)
Net loss ratio	92.2%	86.8%
Underwriting expense ratio	24.6%	23.9%
Combined ratio	116.8%	110.7%
The Specialty P&C segment recorded a first quarter 2020 operating loss of $18.5 million reflecting a challenging loss environment across the broader HCPL market. This result was driven by our recognition of higher claim severity trends, loss activity in our excess and surplus lines and healthcare facilities business, and lower quarter-over-quarter prior year favorable development. We have also experienced loss volatility in certain states with challenging environments, which increased the current accident year loss picks in our physician’s book of business.
In the first quarter of 2020, gross premiums written were $155.4 million, a decrease of $11.1 million, or 6.6% quarter-over-quarter. The decrease reflects our strategy to strengthen rate levels in our physicians book of business, and continued re-underwriting efforts related to our national accounts, excess and surplus lines and healthcare facilities business. During the first quarter of 2020, our physicians and healthcare facilities business declined by $6.5 million and $4.4 million, respectively.
Premium retention was 81% in the first quarter of 2020. The eight percentage point decrease from the year-ago quarter reflects our decision not to renew certain products and risks that did not meet our disciplined underwriting criteria and long-term profit objectives, as well as highly competitive market conditions across our operating territories. The lower premium retention was partially offset by renewal premium increases of 11% across the Specialty P&C segment, including 13% for physicians business and 20% in healthcare facilities business during the first quarter of 2020.
New business writings were $4.4 million in the first quarter of 2020, compared to $20.9 million in 2019. This result reflects competitive market conditions, disciplined underwriting evaluation, and, to a lesser degree, the impact of slower submission activity from COVID-19. Additionally, new business results in the comparable quarter of 2019 included two large national accounts totaling $9.4 million.
The current accident year net loss ratio was 94.2% in the first quarter of 2020, slightly higher than the first quarter of 2019. This reflects recognition of higher claim severity trends, social inflation, loss volatility in certain states, and higher loss picks within our excess and surplus lines and healthcare facilities business. We recognized net favorable development of $2.4 million during the first quarter of 2020 due to a reduction in our reserve for potential extra-contractual obligations/excess of policy limit (“ECO/XPL”) claims. Net favorable reserve development was $5.5 million lower from the same period last year, as we continue to see elevated loss severity in the broader HCPL industry, including our excess and surplus lines of business and are observing early indications of these increased severity trends in our paid loss data. Furthermore, we remain

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cautious in our evaluation of claim severity trends and any potential impact from COVID-19 to overall loss trends. Given these factors and uncertainties as well as a lack of sufficient and reliable data related to the pandemic, we have taken no action to change our previously established reserve estimates during the first quarter of 2020 outside of the reduction in our reserve for potential ECO/XPL claims.
COVID-19 is expected to have a significant impact on the HCPL industry. While there were no material effects to our Specialty Property & Casualty segment results in the first quarter of 2020, we anticipate the virus could have a meaningful impact on revenue trends in the second quarter of 2020 and future quarters. Overall, the impact on our business is likely to include premium and exposure reductions, new business disruption, jury trial delays and cash flows implications from deferred premiums. Our customer base is facing extremely difficult financial challenges and disruption to their practices, and we will continue to adapt to the degree that we’re able to accommodate their needs during this crisis.
The transaction with the NORCAL Group (“NORCAL”) has proceeded through the first phase of state and federal regulatory filings, including the filing of NORCAL’s plan of conversion. We remain excited about the combination of the companies and look forward to working together with the NORCAL team to complete this transaction.

WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Gross premiums written	$79,243	$89,354	(11.3%)
Net premiums written	$50,312	$51,407	(2.1%)

Net premiums earned	$44,515	$45,939	(3.1%)
Other income	757	729	3.8%
Total revenues	45,272	46,668	(3.0%)

Net losses and loss adjustment expenses	(29,769)	(30,443)	(2.2%)
Underwriting, policy acquisition and operating expenses	(14,164)	(14,192)	(0.2%)
Total expenses	(43,933)	(44,635)	(1.6%)
Segment operating results	$1,339	$2,033	(34.1%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2020	2019
Current accident year net loss ratio	70.2%	68.2%
Effect of prior accident years’ reserve development	(3.3%)	(1.9%)
Net loss ratio	66.9%	66.3%
Underwriting expense ratio	31.8%	30.9%
Combined ratio	98.7%	97.2%
The Workers’ Compensation Insurance segment reported quarterly operating income of $1.3 million in the first quarter of 2020 compared to $2.0 million in the same quarter of 2019, reflecting a decrease in net premiums earned and increases in the net loss and underwriting expense ratios.
The quarter-over-quarter decline in gross premiums written of $10.1 million reflects a 4% reduction in renewal pricing, and premium retention of 83%, partially offset by an increase in new business written. Gross premiums written for business ceded to the SPCR segment represents $8.8 million of the overall production decline during the first quarter of 2020. New business written increased to $9.1 million for the first quarter of 2020, compared to $7.5 million in the same quarter of 2019. Audit premium was approximately $900,000 for the 2020 quarter compared to approximately $700,000 in the same quarter of 2019. Net premiums earned included a reduction of approximately $860,000 in our earned but unbilled (“EBUB”) premium estimate, reflecting current payroll estimates on the in-force book of business.

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The increase in the calendar year net loss ratio for the 2020 quarter reflects an increase in the current accident year net loss ratio, driven by premium renewal pricing decreases from the continuation of intense price competition and the decrease in net premiums earned, as previously discussed. The increase in the calendar year net loss ratio was partially offset by overall favorable trends in prior accident year claim closing patterns resulting in net favorable development of $1.5 million compared to approximately $888,000 in 2019. The 2020 net favorable development reflects better than expected claim results primarily related to the 2015 and 2016 accident years.
The quarter-over-quarter increase in the underwriting expense ratio primarily reflected the decrease in net premiums earned, as previously discussed, and an increase in costs related to the implementation of a new policy administration and claims system. These increases were partially offset by a decrease in policy acquisition costs.
The COVID-19 pandemic and resulting economic impact, coupled with the current intense workers’ compensation market conditions, presents unique challenges for insurance carriers, their employees, agency partners, policyholders, and injured workers. We are continuously evaluating these impacts on our business, including payroll reductions, business closings, cash flows, COVID-19 related claim activity, current and prior year open claims and the evolving legal and regulatory environment, and we will undertake all appropriate responsive measures to maintain progress toward our strategic and profitability goals.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Gross premiums written	$27,140	$36,365	(25.4%)
Net premiums written	$23,990	$32,682	(26.6%)

Net premiums earned	$16,980	$19,502	(12.9%)
Net investment income	254	448	(43.3%)
Net realized gains (losses)	(3,207)	2,141	(249.8%)
Other income	136	87	56.3%
Net losses and loss adjustment expenses	(9,352)	(10,745)	(13.0%)
Underwriting, policy acquisition and operating expenses	(5,079)	(5,235)	(3.0%)
SPC U.S. federal income tax expense(1)	(222)	—	nm
SPC net operating results	(490)	6,198	(107.9%)
Segregated portfolio cell dividend (expense) income (2)	508	(4,787)	110.6%
Segment operating results (3)	$18	$1,411	(98.7%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net operating results and are paid by the individual SPCs.

(2) Represents the net operating (profit) loss due to external cell participants.
(3) Represents our share of the net operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended March 31
	2020	2019
Current accident year net loss ratio	65.7%	66.7%
Effect of prior accident years’ reserve development	(10.6%)	(11.6%)
Net loss ratio	55.1%	55.1%
Underwriting expense ratio	29.9%	26.8%
Combined ratio	85.0%	81.9%

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The Segregated Portfolio Cell Reinsurance segment reported operating income of $18,171 for the first quarter of 2020, which represents our share of the operating results from segregated portfolio cell programs in which we participate to a varying degree. The decrease in the 2020 segment operating result compared to 2019 is due primarily to net realized investment losses in 2020 driven by disruption in the financial markets related to COVID-19.
The decline in gross premiums written and the renewal retention rate of 78% for the first quarter of 2020 were driven primarily by the reduction in premium funding for a large workers’ compensation alternative market program and renewal pricing decreases of 6%. New business written was approximately $1.1 million for the first quarter of both 2020 and 2019. We renewed all of the workers’ compensation and HCPL alternative market programs that were available for renewal during the first quarter of 2020.
The calendar year net loss ratio was flat quarter-over-quarter. This result includes a decrease in the current accident year net loss ratio to 65.7%, offset by lower net favorable development. The decrease in the current accident year loss ratio reflects a decline in large claim activity, partially offset by renewal price decreases. We recognized net favorable development of approximately $1.8 million in the first quarter of 2020 compared to $2.3 million in the same quarter of 2019. The 2020 net favorable loss reserve development reflects better than expected claim results, primarily related to accident years 2016 through 2018.
The increase in the underwriting expense ratio in the Segregated Portfolio Cell Reinsurance segment reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are reflected in the respective segments as a reduction to underwriting expenses.
The workers’ compensation captive programs in the Segregated Portfolio Cell Reinsurance segment have COVID-19 challenges similar to those in the Workers’ Compensation Insurance segment. Certain captive programs within this segment insure more economically sensitive businesses including construction, auto dealers, temporary staffing, food processing and lumber mills. Additionally, certain programs cover healthcare-related risks such as long-term care, ambulance services, and home healthcare. We are closely monitoring each program on an individual basis to assess potential impacts from the COVID-19 pandemic and associated economic trends.

LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Gross premiums written	$27,861	$23,588	18.1%
Net premiums written	$26,660	$20,996	27.0%

Net premiums earned	$22,001	$18,641	18.0%
Net investment income	1,159	1,006	15.2%
Other gains (losses)	(151)	32	(571.9%)
Total revenues	$23,009	$19,679	16.9%

Net losses and loss adjustment expenses	(14,780)	(10,909)	35.5%
Underwriting, policy acquisition and operating expenses	(9,142)	(8,469)	7.9%
Total expenses	(23,922)	(19,378)	23.4%
Total income tax (expense) benefit	29	(304)	(109.5%)
Segment operating results	$(884)	$(3)	(29,366.7%)

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LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended March 31
	2020	2019
Current accident year net loss ratio	68.7%	54.5%
Effect of prior accident years’ reserve development	(1.5%)	4.0%
Net loss ratio	67.2%	58.5%
Underwriting expense ratio	41.6%	45.4%
Combined ratio	108.8%	103.9%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the operating results from our participation in Lloyd's of London Syndicate 1729 and our 100% participation in Syndicate 6131, which is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. To reduce our exposure and the associated earnings volatility, we decreased our participation in the operating results of Syndicate 1729 for the 2020 underwriting year to 29% from 61% which, due to the quarter lag, will not be reflected in our results until the second quarter of 2020. Our Lloyd's Syndicates segment also includes 100% of the operating results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate operating results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and Funds at Lloyd’s (“FAL”) requirements. For the 2020 underwriting year, our FAL are comprised of investment securities and cash and cash equivalents deposited with Lloyd's, which at March 31, 2020 had a fair value of approximately $136.2 million.
We recorded an operating loss of $884,000 in the first quarter of 2020, driven primarily by certain large contingency losses incurred during the current quarter as well as lower estimated reinsurance recoveries related to property and catastrophe related losses as fewer losses in the current period breached the reinsurance retention limits.
Gross premiums written were $27.9 million in the first quarter of 2020, an increase of 18.1% primarily driven by volume increases on renewal business and renewal pricing increases, primarily property insurance coverages, as well as new business written, primarily casualty coverages.
Net premiums earned increased 18.0% quarter-over-quarter to $22.0 million, primarily due to the pro rata effect of higher premiums written during the preceding twelve months, primarily property insurance coverages.
For the first quarter of 2020, the current accident year net loss ratio was 68.7%, an increase of 14.2 percentage points quarter-over-quarter primarily driven by higher contingency losses and the decrease in estimated reinsurance recoveries, as described above.
We recognized $330,000 of net favorable development for prior accident year reserves in the quarter, compared to approximately $758,000 of net unfavorable development in the same quarter of 2019.
Syndicate 1729’s maximum underwriting capacity for the 2020 underwriting year is approximately $168 million, of which approximately $47.9 million is our allocated underwriting capacity. Syndicate 6131, for which we are the sole capital provider, has a maximum underwriting capacity for the 2020 underwriting year of approximately $15 million. The underwriting capacities for both syndicates are provided using currency exchange rates as of March 31, 2020.
Currently, we anticipate losses related to COVID-19 of approximately $1.5 million, net of reinsurance, will be reflected in our results for the second quarter of 2020. Furthermore, the largest risk the Syndicates have identified to date is related to the contingency book of business, specifically event cancellation, and we estimate that additional potential exposure to be approximately $2.5 million, net of reinsurance, based on what we know at this time.
We continue to work closely with Dale Underwriting Partners to monitor the Syndicates’ exposure.

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CORPORATE SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2020	2019	% Change
Net investment income	$19,417	$21,364	(9.1%)
Equity in earnings (loss) of unconsolidated subsidiaries	$(1,562)	$(810)	(92.8%)
Net realized investment gains (losses)	$(25,547)	$34,304	(174.5%)
Total revenues	$(7,059)	$55,763	(112.7%)
Operating expenses	$4,827	$4,570	5.6%
Interest expense	$4,129	$4,330	(4.6%)
Income tax expense (benefit)	$(12,047)	$6,657	(281.0%)
Segment operating results	$(3,968)	$40,206	(109.9%)

Effective tax rate	35.5%	18.0%	17.5	pts
For the first quarter of 2020, our Corporate segment reported an operating loss of $4.0 million, a quarter-over-quarter decrease of 109.9%, which was driven by net realized investment losses due to changes in the fair value of our equity portfolio and convertible securities following the steep mark-to-market declines associated with the COVID-19 pandemic. In addition, net investment income decreased by $1.9 million to $19.4 million, primarily attributable to a decrease in our allocation to equities and partial reinvestment in fixed maturities.
We recognized a decrease in our LPs and LLCs investments due to lower earnings from two LPs, reflecting the market environment during the early part of the first quarter of 2020. For our investments in LPs/LLCs, we record our allocable portion of the partnership operating income or loss as the results of the LPs/LLCs become available, typically following the end of a reporting period. Due to this lack of availability, the impact of the recent disruption in global financial markets due to COVID-19 on these investments was not fully reflected in our results for the first quarter of 2020.
We recorded a tax benefit of $12.0 million during the first quarter of 2020, resulting in an effective tax rate of 35.5%. Our effective tax rate as of March 31, 2020 was different from the statutory federal income tax rate of 21% primarily due to the pre-tax loss recognized during the 2020 three-month period as well as the benefit of $4.5 million recognized from the tax credits transferred to us from our tax credit partnership investments. Furthermore, our effective tax rate was also affected by the additional tax rate differential of 14% on the carryback of our 2019 net operating loss (“NOL”) to the 2014 tax year as a result of changes made by the CARES Act to the NOL provisions of the tax law.

Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this Form 10-Q that are identified as giving our outlook on future business.
Forward-looking statements relating to our business include among other things: statements concerning future liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserve, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the pricing or availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends and other matters.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit and the impact of changes in interpretations of certain coverages as a result of COVID-19;

•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	the effect of cyclical insurance industry trends on our underwriting, including demand and pricing in the insurance and reinsurance markets in which we operate;
•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management and other qualified personnel;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, including the recent COVID-19 pandemic, as it relates to our operations, investment results, Lloyd's Syndicates and our insured risks;

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•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	our ability to complete our planned acquisition of NORCAL due to regulatory approval or inability to fund the transaction, or inability to successfully integrate NORCAL and achieve expected synergies;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings and synergies; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team, and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our December 31, 2019 report on Form 10-K, in "Item 1A, Risk Factors" included in our March 31, 2020 report on Form 10-Q and other documents we file with the SEC, such as our current reports on Form 8-K and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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